Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of our report dated April 1, 2019, relating to the balance sheets of KBL Merger Corp. IV as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2018 and 2017, which contains an explanatory paragraph relating to substantial doubt about the ability of KBL Merger Corp. IV to continue as a going concern as described in Note 1 to the financial statements, and to the reference to our Firm under the caption "Experts" in the Registration Statement.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

February 6, 2020